Exhibit 4.4

AMENDMENT NO. 1

TO

THE LINCOLN ELECTRIC COMPANY

EMPLOYEE SAVINGS PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010)

The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 1 to The Lincoln Electric Company Employee Savings Plan (As amended and restated effective January 1, 2010) (the “Plan”), effective as of October 1, 2011 unless otherwise provided herein.

I.

Effective as of July 29, 2011, Clause (a) of the second sentence of Section 1.1(29) of the Plan is hereby amended in its entirety to read as follows:

“(a) FSP Compensation shall not include any amounts received from J.W. Harris Co., Inc. (or prior to May 1, 2006, Harris Calorific, Inc.), Lincoln Global, Inc., Torchmate, Inc. or Smart Force, LLC (or prior to January 1, 1999, the Harris Calorific Division or the Seal Seat Division of the Company), provided, however, that FSP Compensation shall include amounts received from Lincoln Global, Inc. by an FSP Participant or an FSP Plus Participant who continues to be treated as an Employee of the Company, as provided in Section 2.7(3) of the Plan, and”

II.

Section 2.1 of the Plan is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the preceding provisions of this Section, for purposes of becoming an Eligible Employee, the requirement of Subsection (2) of this Section shall be waived in the case of an Employee who was employed by Applied Robotics, Inc. immediately prior to becoming an Employee of Torchmate, Inc.”

III.

Clause (iv) of the last sentence of Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“(iv) no Matching Employer Contributions shall be made with respect to any Before-Tax Contributions made for any period while an Employee is an Employee of J.W. Harris Co., Inc. (or prior to May 1, 2006, Harris Calorific, Inc.), Lincoln Global, Inc., Torchmate, Inc. or Smart Force, LLC (or prior to January 1, 1999, the Harris Calorific Division or Seal Seat Division of the Company), excluding, however, an Employee who transfers employment from the Company to the department of Lincoln Global, Inc. that manages licensing activities with third parties and”

IV.

The second sentence of Section 4.3 of the Plan is hereby amended in its entirety to read as follows:

“An Employee of the Employer for whom Before-Tax Contributions are made shall be entitled to receive an allocation of Matching Employer Contributions in accordance with the preceding sentence, unless such Before-Tax Contributions are made for any period while he was an Employee of J.W. Harris Co., Inc. (or prior to May 1, 2006, Harris Calorific, Inc.), Lincoln Global, Inc., Torchmate, Inc. or Smart Force, LLC (or prior to January 1, 1999, the Harris Calorific Division or Seal Seat Division of the Company), provided, however, that an Employee who transfers employment from the Company to the department of Lincoln Global, Inc. that manages licensing activities with third parties shall be entitled to receive an allocation of Matching Employer Contributions in accordance with the preceding sentence while an Employee of such department.”

V.

Exhibit A to the Plan is hereby amended by inserting the following at the end thereof:

“Torchmate, Inc., effective October 1, 2011”

EXECUTED at Cleveland, Ohio this 30th day of September 2011.

THE LINCOLN ELECTRIC COMPANY

By:	/s/ Gretchen Farrell
Title: SVP, HR & Compliance